ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                        WORLDWIDEWEB INSTITUTE.COM, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of WORLDWIDEWEB INSTITUTE.COM, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("Corporation"), bearing document number L76053, does hereby certify:

         FIRST: Article IV of the Corporation's Articles of Incorporation shall be deleted in its entirety and replaced with the following:

                                   "ARTICLE IV
                                      SHARES
                                      ------

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) two hundred million (200,000,000) shares of common stock, par value $.001 per share, and (ii) two million (2,000,000) shares of Preferred Stock having a par value of $.001 per share.

         Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, voting or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes of Common Stock as adopted by the Board of Directors."

         THIRD: The foregoing amendment was adopted by (i) the Board of Directors of the Corporation acting by written consent dated July 7, 2000 pursuant to Section 607.0821 of the Florida Business Corporation Act and (ii) by shareholders pursuant to a Written Consent of shareholders holding a majority of the voting interests of the Common Stock of the Corporation dated July 7, 2000, acting pursuant to Section 607.0704 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of July 10, 2000.

                                   WORLDWIDEWEB INSTITUTE.COM, INC.


                                   By: /s/  Smiley Sansoni
                                      --------------------------------------
                                      Smiley Sansoni, Director and President

Brian Pearlman, Esq., Florida Bar No. 0157023
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida  33301
(954) 763-1200


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